SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	October 31, 2008

MRU Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 398-1780
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously reported, on September 17, 2008, Education Empowerment SPV, LLC, a Delaware limited liability company and an affiliate of MRU Holdings, Inc. (the “Company”), as borrower, entered into the Third Amendment and Restatement of the Receivables Loan and Security Agreement, dated as of April 11, 2007 (the “Third Amendment”), with Autobahn Funding Company LLC, as the lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ Bank”), as agent for the lender, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer, pursuant to which DZ Bank provides the Company and its affiliate with a $200 million total commitment warehouse loan facility (the “DZ Facility”). Among other things, the Third Amendment, along with amendments to certain ancillary documents, amended the DZ Facility to waive through October 31, 2008 the tangible net worth and liquidity ratio covenants with respect to the Company, as the Company would be in violation of these covenants absent such waiver. On October 31, 2008, the Company and DZ Bank agreed to extend such waiver for the tangible net worth and liquidity ratio covenants through November 15, 2008.

On October 31, 2008, the Company also entered into Waiver and Amendment agreements (each an “Amendment” and together, the “Amendments”) with each of Raza Khan and Vishal Garg, the Company’s co-presidents. Such Amendments amended the employment agreements, dated as of April 1, 2004, by and between Mr. Khan or Mr. Garg, as applicable, and the Company, as successor-in-interest to iempower, inc., as amended by those Waiver and Amendments dated September 29, 2008, as further amended by those Amendments dated October 17, 2008 (the “Employment Agreements”).

The Amendments amended the Employment Agreements to extend the deadline by which the Company or Messrs. Khan or Garg may provide notice of their intention not to renew the Employment Agreements for an additional five years from November 1, 2008 to November 5, 2008.

The foregoing description of the Amendments is qualified in its entirety by reference to the Amendments, which will be attached as exhibits to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 which the Company intends to file in November 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

November 3, 2008	By:	/s/ Yariv Katz
Name: Yariv Katz
Title: Vice President and General Counsel